SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 6, 2012

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Silverside Road PMB#95, Wilmington, DE	19809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 280-2861

 (Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Urigen Pharmaceuticals, Inc. (the “Company”) on September 6, 2012 executed a commitment letter (the “Commitment Letter”) for a term loan facility with Platinum-Montaur Life Sciences, LLC. (“Platinum”).  The Commitment Letter provides for an aggregate of $400,000 in funding, with monthly draws in a minimum amount of $25,000, not to exceed $50,000. Each draw shall be evidenced by a one year senior secured convertible note, which will bear interest at an annual rate of 10% and will be convertible into shares of common stock of the Company at a price of $0.10 per share. The Company shall also issue to Platinum a warrant to purchase 50,000 shares of common stock per $5,000 amount of each draw. Each warrant will have a term of five years from the date of issuance and shall be exercisable at price of $0.125 per share. The term loan facility will be secured by a lien on substantially all of the assets of the Company. In addition, the Company’s subsidiaries will execute a guaranty of the Company’s obligations. The closing of the transactions will be subject to the entry into such documents that are acceptable to Platinum which is expected to occur on or before September 15, 2012.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: September 12, 2012	By:	/s/ Dan Vickery
Dan Vickery
Chairman

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